--------------------------------------------------------------------------------
                               AIA Document A III

                           Standard Form of Agreement
                          Between Owner and Contractor

                        where the basis of payment is the
                           COST OF THE WORK PLUS A FEE
                   with or without a Guaranteed Maximum Price

                                  1987 EDITION

      THIS DOCUMENT HAS IMPORTANT LEGAL CONSEQUENCES; CONSULTATION WITH AN ATTORNEY IS ENCOURAGED WITH RESPECT TO ITS COMPLETION OR MODIFICATION.

The 1987 Edition of AJA Document A201, General Conditions of the Contract for Construction, is adopted in this document by reference. Do not use with other general conditions unless This document is modified. This document has been approved and endorsed by The Associated General Contractors of America.
--------------------------------------------------------------------------------


AGREEMENT

made as of the twenty-ninth (29th) day of December in the year of Nineteen Hundred and Ninety-Seven (1997).

BETWEEN the Owner:                         Riviera Black Hawk, Inc.
(Name and address)                         2901 Las Vegas Boulevard South
                                           Las Vegas, NV 89109

and the Contractor:                        Weitz-Cohen Construction Co.
(Name and address)                         899 Logan Street, Suite 600
                                           Denver, CO 80203

the Project is:                            Riviera Black Hawk Casino
(Name and address)                         444 Main Street
                                           Black Hawk, CO 80422

the Architect is:                          Melick Associates, Inc.
(Name and address)                         Suite Four West
                                           1620 Market Street
                                           Denver, CO 80202

The Owner and Contractor agree as set forth below.


--------------------------------------------------------------------------------
Copyright 1920,  1925, 1951, 1958, 1961, 1963, 1967, 1974, 1978. (C) 1987 by The
American Institute of Architects, 1735 New York Avenue, N.W., Washington, D.C. 20006. Reproduction of the material herein or substantial quotation of its provisions without written permission of the AIA violates the copyright laws of the United States and will be subject to legal prosecution.
--------------------------------------------------------------------------------

                                    ARTICLE 1
                             THE CONTRACT DOCUMENTS

1.1. The Contract Documents consist of this Agreement, Conditions of the Contract (General. Supplementary and other Conditions), Drawings, Specifications, addenda issued prior to execution of this Agreement, other documents listed in this Agreement and Modifications issued after execution of this Agreement; these form the Contract, and are as fully a part of the Contract as if attached to this Agreement or repeated herein. The Contract represents the entire and integrated agreement between the parties hereto and supersedes prior negotiations, representations or agreements, either written or oral. An enumeration of the Contract Documents. other than Modifications. appears in
Article 16. If anything in the other Contract Documents is inconsistent with this Agreement, this Agreement shall govern.


                                    ARTICLE 2
                            THE WORK OF THIS CONTRACT

2.1. The Contractor shall execute the entire Work described in the Contract Documents, except to the extent specifically indicated in the Contract Documents to be the responsibility of others. or as follows:

The Contractor will perform all services for site  development,  parking garage,
casino,   and   associated   areas,   as  further   defined  by  the  Plans  and
Specifications.

See Exhibit B, Add Paragraph 2.2 and 2.3.


                                    ARTICLE 3
                           RELATIONSHIP OF THE PARTIES

3.1. The Contractor accepts the relationship of trust and confidence established by this Agreement and covenants with the Owner to cooperate with the Architect and utilize the Contractor's best skill, efforts and judgment in furthering the interests of the Owner. to furnish efficient business administration and supervision; and supervision to make best efforts to furnish at all times an adequate supply of workers and materials; and to perform the Work in the best way and most expeditious and economical manner consistent with the interests of the Owner. The Owner agrees to exercise best efforts to enable the Contractor to perform the Work in the best way and most expeditious manner by furnishing and approving in a timely way information required by the Contractor and making payments to the Contractor in accordance with requirements of the Contract Documents.


                                    ARTICLE 4
                 DATE OF COMMENCEMENT AND SUBSTANTIAL COMPLETION

4.1. The date of commencement is the date from which the Contract Time of Subparagraph 4.2 is measured: it shall be the date of this Agreement, as first written above, unless a different date is stated below or provision is made for the date to be fixed in a notice to proceed issued by the Owner.

(Insert the date of commencement if it differs from the date of this Agreement or, if applicable, state that the date will be fixed in a notice for proceed)

Unless the date of commencement is established by a notice to proceed issued by the Owner, the contractor shall notify the Owner in writing not less than five days before commencing the Work to permit the timely filing of mortgages, mechanic's liens and other security interests.

4.2. The Contractor shall 2chieve Substantial Completion of the entire Work not later than

(Insert the calendar date or number of calendar days after the date of commencement. Also insert any requirements for earlier Substantial Completion of certain portions of the Work, if not stated elsewhere in the Contract Documents.)

See Exhibit B, Paragraph 4.2.

,subject to adjustments of this Contract Time as provided in the Contract Documents.

(Insert provisions, if any, for liquidated damages relating to failure to complete on time.)


                                    ARTICLE 5
                                  CONTRACT SUM

5.1. The Owner shall Pay the Contractor in current funds for the Contractor's performance of the Contract the Contract Sum consisting of the Cost of the Work as defined in Article 7 and the Contractor's Fee determined as follows:

(State a lump sum percentage of Cost of the Work or other provision for determining the Contractor's Fee, and explain how the Contractor's Fee is to be adjusted for changes in the Work.)

See Exhibit B, Subparagraph 5.1.

5.2.     GUARANTEED MAXIMUM PRICE (IF APPLICABLE)

5.2.1. The sum of the Cost of the Work and the Contractor's Fee is guaranteed by the Contractor not to exceed Twenty-four Million Five Hundred Thousand and 00/000 ________ Dollars ($24,500,000.00 ), subject to additions and deductions by Change Order as provided in the Contract Documents. Such maximum sum is referred to in the Contract Documents as the Guaranteed Maximum Price. Costs which would cause the Guaranteed Maximum Price to be exceeded shall be paid by the Contractor without reimbursement by the Owner.

(Insert specific provisions if the Contractor is to participate in any savings.)

All savings on the project will be returned to the Owner.

5.2.2. The Guaranteed Maximum Price is based upon the following alternates, if any, which are described in the Contract Documents and are hereby accepted by the Owner:

Exhibit F, Paragraph #1, is the basis for the guaranteed maximum price.

5.2.3. The amounts agreed to for unit prices, if any, are as follows:

(State  unit  prices  only  if  a  Guaranteed   Maximum  Price  is  inserted  in
Subparagraph 5.2.1.)

Does Not Apply.

                                    ARTICLE 6
                               CHANGES IN THE WORK

6.1.     CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

6.1.1. Adjustment to the Guaranteed Maximum Price on account of changes in the Work may be determined by any of the methods listed in Subparagraph 7.3.3. of the General Condition.

6.1.2. In calculating adjustments to subcontracts (except those awarded with the Owner's prior consent on the basis of cost plus a fee) the terms "cost" and "fee" as used in Clause 7.3.3.3. of the General Conditions and the terms "costs" and "a reasonable allowance for overhead and profit" as used in Subparagraph
7.3.6 of the General Conditions, shall have the meanings assigned to them in the General Conditions and shall not be modified by Articles 5 and 8 of this Agreement. Adjustments to subcontracts awarded with the Owner's prior consent on the basis of cost plus a fee shall be calculated in accordance with the terms of those subcontracts

6.1.3. In calculating adjustments to this Contract, the terms "cost" and "costs" as used in the above-referenced provisions of the General Conditions shall mean the Cost of the Work as defined in Article ___ of this Agreement and the terms "fee" and "a reasonable allowance for overhead and profit" shall mean the Contractor's Fee a, defined in Paragraph 5.1 of this Agreement.


                                    ARTICLE 7
                             COSTS TO BE REIMBURSED

7.1. The term Cost of the Work shall mean costs necessarily incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Project except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Article 7.

7.1.1.   LABOR COSTS

See Exhibit B , Paragraph 7.1.1.1.

See Exhibit B, Paragraph 7.1.1.2.

(If it is intended that the wages or salaries of certain personnel stationed at the Contractor's principal or other offices shall be included in the Cost of the Work, identify in Article 14 the personnel to be included and whether for all or only part of their time.)

See Exhibit B, paragraph 7.1.1.3.

7.1.2.   SUBCONTRACT COSTS

See Exhibit B.  Paragraph 7.1.2.

7.1.3.   COSTS  OF  MATERIALS  AND  EQUIPMENT   INCORPORATED  IN  THE  COMPLETED
CONSTRUCTION

7.1.3.1.   Costs,   including   transportation,   of  materials   and  equipment
incorporated or to be incorporated in the completed construction.

7.1.3.2. Costs of materials described in the preceding Clause 7.1.3.1 in excess of those actually installed but required to provide reasonable allowance for waste and for spoilage. Unused excess materials. if any, shall be handed over to the Owner at the completion of the Work or, at the owner's option, shall be sold by the Contractor; amounts realized, if any, from such sales shall be credited to the Owner as a deduction from the Cost of the Work.

7.1.4. COSTS OF OTHER MATERIALS AND EQUIPMENT, TEMPORARY FACILITIES AND RELATED ITEMS

7.1.4.1. Costs. including transportation, installation. maintenance. dismantling and removal of materials, supplies, temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site and fully consumed in the performance of the Work; and cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor. Cost for items previously used by the Contractor shall mean fair market value.

7.1.4.2. Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers. which are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof.

See Exhibit B, Paragraph 7.1.4.2.

7.1.4.3. Costs of removal of debris from the site.

See Exhibit B, Paragraph 7.1.4.4.

7.1.4.4. That portion of the reasonable travel and subsistence expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the Work.

7.1.5.   MISCELLANEOUS COSTS

7.1.5.1. That portion directly attributable to this Contract of premiums for insurance and bonds.

See Exhibit B, Paragraph

7.1.5.2. Sales, use or similar taxes imposed by a governmental authority which are related to the Work and for which the Contractor is liable.

7.1.5.3. Fees and assessments for the building permit and for other permits, licenses and inspections for which the Contractor is required by the Contract Documents to pay.

7.1.5.4. Fees of testing laboratories for tests required by the Contract Documents, except those related to defective or nonconforming Work for which reimbursement is excluded by Subparagraph 13.5.3 of the General Conditions or other provisions of the Contract Documents and which do not fall within the scope of Subparagraphs 7.2.2 through 7.2.4 below.

7.1.5.5. Royalties and license fees paid for the use of a particular design, process or product required by the Contract Documents; the cost of defending suits or claims for infringement of patent rights arising from such requirement by the Contract Documents; payments made in accordance with legal judgments against the Contractor resulting from such suits or claims and payments of settlement made with the

Owner's consent; provided, however, that such costs of legal defenses, judgment and settlements shall not be included in the calculation of the Contractor's Fee or of a Guaranteed Maximum Price, if any, and provided that such royalties, fees and costs are not excluded by the last sentence of Subparagraph 3.17.1 of the General Conditions or other provisions of the Contract Documents.

7.1.5.6. Deposits lost for causes other than the Contractor's fault or negligence.

7.1.6.   OTHER COSTS

7.1.6.1. Other costs incurred in the performance of the Work if and to the went approved in advance in writing by the Owner.

See Exhibit B, Add Paragraphs 7.1.6.2 and 7.1.6.3.

7.2.     EMERGENCIES: REPAIRS TO DAMAGED, DEFECTIVE OR NONCONFORMING WORK

The Cost of the Work shall also include costs described in Paragraph 7.1 which are incurred by the Contractor:

7.2.1. In taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons and property, as provided in Paragraph 10.3 of the General Conditions.

7.2.2. In repairing or correcting Work damaged or improperly executed by construction workers in the employ of the Contractor, provided such damage or improper execution did not result from the fault or negligence of the Contractor or the Contractor's foremen, engineers or superintendents, or other supervisory, administrative or managerial personnel of the Contractor.

Exhibit B, Paraqraph.7.2.2.

7.2.3. In repairing damaged Work other man that described in Subparagraph 7.2.2. provided such damage did not result from the fault or negligence of the Contractor or the Contractor's personnel, and only to the extent that the cost of such repairs is not recoverable by the Contractor from others and the Contractor is not compensated therefor by insurance or otherwise.

7.2.4. In correcting defective or nonconforming Work performed or supplied by a Subcontractor or Material supplier and not corrected by them. provided such defective or nonconforming Work did not result from the fault or neglect of the Contractor or the Contractor's personnel adequately to supervise and direct the Work of the Subcontractor or material supplier, and only to the extent that the cost of correcting the defective or nonconforming Work is not recoverable by the Contractor from the Subcontractor or Material supplier.


                                    ARTICLE 8
                           COSTS NOT TO BE REIMBURSED

8.1.     The Cost of the Work shall not include:

8.1.1. Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the site office, except as specifically provided in Clauses 7.1.1.2 and 7.1.1.3 or as may be provided in Article 14 .

8.1.2. Expenses of the Contractor's principal office and offices other than the site office.

8.1.3.  Overhead and general  expenses,  except as may be expressly  included in
Article 7.

8.1.4. The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work.

8.1.5. Rental costs of machinery and equipment, except as specifically provided in Clause 7.1.4.2.

8.1.6.  Except as provided in  Subparagraphs  7.2.2  through 7.2.4 and Paragraph
13.5 of this Agreement, costs due to the fault or negligence of the Contractor. Subcontractors, anyone directly or indirectly employed by any of them, or for whose acts any of them may be liable, including but not limited to costs for the correction of damaged, defective or nonconforming Work, disposal and replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

8.1.7. Any cost not specifically and expressly described in Article 7.

8.1.8. Costs which would cause the Guaranteed maximum Price, if any, to be exceeded.


                                    ARTICLE 9
                         DISCOUNTS, REBATES AND REFUNDS

9.1. Cash discounts obtained on payments made by the Contractor shall accrue to the Owner if (1) before making the payment, the Contractor included them in an Application for Payment and received payment therefor from the Owner, or (2) the Owner has deposited funds with the Contractor with which to make payments; otherwise, cash discounts shall accrue to the Contractor. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

9.2. Amounts which accrue to the Owner in accordance with the provisions of Paragraph 9.1 shall be credited to the Owner as deduction from the Cost of the Work.


                                   ARTICLE 10
                        SUBCONTRACTS AND OTHER AGREEMENTS

10.1. Those portions of the Work that the Contractor does riot customarily perform with the Contractor's own personnel shall be performed under subcontracts or by other appropriate agreements with the Contractor. The Contractor shall obtain bids from Subcontractors and from suppliers of materials or equipment fabricated especially for the Work which bids will be accepted. The Owner may designate specific persons or entities from whom the Contractor shall obtain bids; however, if a Guaranteed Maximum Price has been established, the Owner may not prohibit the Contractor from obtaining bids from others. The Contractor shall not be required to contract with anyone to whom the Contractor has reasonable objection.

See Exhibit B, Paragraph 10.1.

10.2. If a Guaranteed Maximum Price has been established and a specific bidder among those whose bids are delivered by the Contractor to the Architect (1) is recommended to the Owner by the Contractor; (2) is qualified to perform that portion of the Work; and (3) has submitted a bid which conforms to the requirements of the Contract Documents without reservations or exceptions, but the Owner requires that another bid be accepted; then the Contractor may require that a Change Order be issued to adjust the Guaranteed Maximum Price by the difference between the bid of the person or entity recommended to the Owner by the Contractor and the amount of the subcontract or other agreement actually signed with the person or entity designated by the Owner.

10.3. Subcontracts or other agreements shall conform to the payment provisions of Paragraphs 12.7 and 12.8. and shall not be awarded on the basis of cost plus a fee without the prior consent of the Owner.

See Exhibit B, Add Paragraph 10.4


                                   ARTICLE 11
                               ACCOUNTING RECORDS

11.1. The Contractor shall keep hill and detailed accounts and exercise such controls as may be necessary for proper financial management under this Contract; the accounting and control systems shall be satisfactory to the Owner. The Owner and the Owner's accountants shall be afforded 2CCCSS to the Contr2ctor's records, books. correspondence, instructions, drawings. receipts, subcontracts, purchase orders, vouchers, memoranda and other data relating to this Contract, and the Contractor shall preserve these for a period of three VC2rS after final p2vmcnE, or for such longer period as m2% be required b'- law.


                                   ARTICLE 12
                                PROGRESS PAYMENTS

12.1. Based upon Applications for Payment submitted to the Architect by the Contractor and Certificates for Payment issued by the Architect, the Owner shall make progress payments on account of the Contract Sum to the Contractor as provided below and elsewhere in the Contract Documents.

12.2. The period covered by each Application for Payment shall be one calendar month ending on the last day of the month, or as follows:

12.3. Provided an Application for Payment is received by the Architect not later than the tenth (10th) day of a month, the Owner shall make payment to the Contractor not later than the thirtieth (30th) day of the same month. If an Application for Payment is received by the Architect after the application date fixed above, payment shall be made by the Owner not later than twenty (20) days after the Architect receives the Application for payment.

12.4. With each Application for Payment the Contractor shall submit payrolls, petty cash accounts, receipted invoices or invoices with check vouchers attached, and any other evidence required by the Owner or Architect to demonstrate that cash disbursements already made by the Contractor on account of the Cost of the Work equal or exceed (1) progress payments already received by the Contractor; less (2) that portion of those payments attributable to the Contractor's Fee; plus (3) payrolls for the period covered by the present Application for Payment; plus (4) retainage provided in Subparagraph 12.5.4, if any, applicable to prior progress payments.

12.5.    CONTRACTS WITH A GUARANTEED MAXIMUM PRICE

12.5.1. Each Application for Payment shall be based upon the most recent schedule of values submitted by the Contractor in accordance with the Contract Documents. The schedule of values shall allocate the entire Guaranteed Maximum Price among the various portions of the Work, except that the Contractor's Fee shall be shown as a single separate item. The schedule of values shall be prepared in such form and supported by such data to substantiate its accuracy as the Architect may require. This schedule, unless objected to by the Architect, shall be used as a basis for reviewing the Contractor's Applications for Payment.

12.5.2. Applications for Payment shall show the percentage completion of each portion of the Work as of the end of the period covered by the Application for Payment. The percentage completion shall be the lesser of (1) the percentage of that portion of the Work which has actually been completed or (2) the percentage obtained by dividing (a) the expense which has actually been incurred by the Contractor on account of that portion of the Work for which the Contractor has made or intends to make actual payment prior to the next Application for Payment by (b) the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values.

12.5.3. Subject to other provisions of the Contract Documents, the amount of each progress payment shall be computed as follows:

12.5.3.1. Take that portion of the Guaranteed Maximum Price properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Work by the share of the Guaranteed Maximum Price allocated to that portion of the Work in the schedule of values. Pending final determination of cost to the Owner of changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions, even though the Guaranteed Maximum Price has not yet been adjusted by Change Order.

12.5.3.2. Add that portion of the Guaranteed Maximum Price properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the site at a location agreed upon in writing.

12.5.3.3. Add the Contractor's Fee, less retainage of ten percent (10%). The Contractor's Fee shall be computed upon the Cost of the Work described in the two preceding Clauses at the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, shall be an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work in the two preceding Clauses bears to a reasonable estimate of the probable Cost of the Work upon its completion.

12.5.3.4.  Subtract the aggregate of previous Payments Made by the Owner.

12.5.3.5. Subtract the shortfall, if any, indicated by the Contractor in the documentation required by Paragraph 12.4 to substantiate prior Applications for Payment. or resulting from errors subsequently discovered by the Owner's accountants in such documentation.

12.5.3.6. Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for Payment as provided in Paragraph 9.5 of the General Conditions.

12.5.4. Additional retainage, if any, shall be as follows:

(If it is intended to retain additional amounts from progress payments to the Contractor beyond (1) the retainage from the Contractor's Fee provided in Clause 12.5.3.3(2) the retainage from Subcontractors provided in Paragraph 12.7 below; and (3) the retainage, if any, provided by other provisions of the Contract, insert provision for such additional retainage here. Such provision, if made, should also describe any arrangement for limiting or reducing the amount retained after the Work reaches a certain state of completion.).

NONE

12.5.4.1. Subtract amounts, if any, for which the Architect has withheld or withdrawn a Certificate for Payment as provided in the Contract Documents.

12.5.5. Additional retainage, if any, shall be as follows:

NONE

12.6. Except with the Owner's prior approval, payments to Subcontractors included in the Contractor's Applications for Payment shall not exceed an amount for each Subcontractor calculated as follows:

12.6.1. Take that portion of the Subcontract Sum properly allocable to completed Work as determined by multiplying the percentage completion of each portion of the Subcontractor's Work by the share of the total Subcontract Sum allocated to that portion in the Subcontractor's schedule of values, less retainage of TEN percent (10%). Pending final determination of amounts to be paid to the Subcontractor for changes in the Work, amounts not in dispute may be included as provided in Subparagraph 7.3.7 of the General Conditions even though the Subcontract Sum has not yet been adjusted by Change Order.

12.6.2. Add that portion of the Subcontract Sum properly allocable to materials and equipment delivered and suitably stored at the site for subsequent incorporation in the Work or, if approved in advance by the Owner, suitably stored off the Site at a location agreed upon in writing, less retainage of TEN percent (10%).

12.6.3. Subtract the aggregate of previous payments made by the Contractor to the Subcontractor.

12.6.4. Subtract amounts, if any, for which the Architect has withheld or nullified a Certificate for payment by the Owner to the Contractor for reasons which are the fault of the Subcontractor.

12.6.5. Add, upon Substantial Completion of the entire Work of the Contractor, a sum sufficient to increase the total payments to the Subcontractor to One Hundred percent( 100%) of the Subcontract Sum, less amounts, if any, for incomplete Work and unsettled claims; and, if final completion of the entire Work is thereafter materially delayed through no fault of the Subcontractor in accordance with Subparagraph 9.10.3 of the General Conditions.

(if it is intended, prior to Substantial Completion of the entire Work of the Contractor, to reduce or limit the retainage from Subcontractors resulting from the percentages inserted in Subparagraphs 12.7.1 and 12/7.2 above, and this is not explained elsewhere in the Contract Documents, insert here provisions for such reduction or limitation.)

See Exhibit B. Add paragraphs 1.2.7.6, 12.7.7 and 12.71.8.

The Subcontract Sum is the total amount stipul2ted in the subcontract to be paid by the Contractor to the Subcontractor for the Subcontractor's performance of the subcontract.

12.7. Except with the Owner's prior approval, the Contractor shall not make advance payments to suppliers for materials or equipment which have not been delivered and stored at the site.

12.8. In taking action on the Contractor's Applications for Payment, the Architect shall be entitled to rely on the accuracy and completeness of the information furnished by the Contractor and shall not be deemed to represent that the Architect has made a detailed examination, audit or arithmetic verification of the documentation submitted in accordance with Paragraph 12.4 or other supporting data: that the Architect has made exhaustive or continuous on-site inspections or that the Architect has made examinations to ascertain how or for what purposes the Contractor has used amounts previously paid on account of the Contract. Such examinations, audits and verifications, if required by the Owner, will be performed by the Owner's accountants acting in the sole interest of the Owner.


                                   ARTICLE 13
                                  FINAL PAYMENT

13.1. Final payment shall be made by the Owner to the Contractor when (1) the Contract has been fully performed by the contractor except for the contractor's responsibility to correct defective or nonconforming Work, as provided in Subparagraph 12.2.2 of the General Conditions, and to satisfy other requirements, if any, which necessarily survive final payment: (2) a final Application for Payment and a final accounting for the Cost of the Work have been submitted by the Contractor and reviewed by the Owner's accountants; and
(3) a final Certificate for Payment has then been issued by the Architect; such final payment shall be made by the Owner not more than 30 days after the issuance of the Architect's final Certificate for Payment:

13.2. The amount of the final Payment shall be calculated as follows:

13.2.1. Take the sum of the Cost of the Work substantiated by the Contractor's final accounting and the Contractor's Fee; but not more than the Guaranteed Maximum Price, if any.

13.2.2. Subtract amounts, if any, for which the Architect withholds, in whole or in part, a final Certificate for Payment as provided in Subparagraph 9.5.1 of the General Conditions or other provisions of the Contract Documents.

13.2.3. Subtract the aggregate of previous Payments made by the Owner.

If the aggregate Of Previous payments made by the Owner exceeds the amount due the Contractor, the Contractor shall reimburse the difference to the Owner.

13.3. The Owner's accountants will review and report in writing on the Contractor's final Accounting within 30 days after delivery of the final accounting to the Architect by the Contractor. Based upon such Cost of the Work as the Owner's accountants report to be substantiated by the Contractor's final accounting, and provided the other conditions of Paragraph 13.1 have been met, the Architect will, within seven days after receipt of the written report of the Owner's accountants, either issue to the Owner a final Certificate for Payment with a copy to the Contractor, or notify the Contractor and Owner in writing of the Architect's reasons for withholding a Certificate as provided in Subparagraph 9.5.1 of the General Conditions. The time periods stated in this Paragraph 13.3 supersede those stated in Subparagraph 9.4.1 of the General Conditions.

13.4. If the Owner's accountants report the Cost of the Work as substantiated by the Contractor's final accounting to be less than claimed by the Contractor, the Contractor shall be entitled to demand arbitration of the disputed amount without a further decision of the Architect. Such demand for arbitration shall be made by the Contractor within 30 days after the Contractor's receipt of a copy of the Architect's final Certificate for Payment; failure to demand arbitration within this 30-day period shall result in the substantiated amount reported by the Owner's accountants becoming binding on the

Contractor. Pending a final resolution by arbitration. the Owner shall pay the Contractor the amount certified in the Architect's final Certificate for Payment.

13.5. If, subsequent to final payment and at the Owner's request, the Contractor incurs costs described in Article 7 and not excluded by Article 8 to correct defective or nonconforming Work, the Owner shall reimburse the Contractor such costs and the Contractor's FCC applicable thereto on the same basis as if such costs had been incurred prior to final payment, but not in excess of the Guaranteed Maximum Price, if any. If the Contractor has participated in savings as provided in Paragraph 5.2, the amount of such savings shall be recalculated and appropriate credit given to the Owner in determining the net amount to be paid by the Owner to the Contractor.


                                   ARTICLE 14
                            MISCELLANEOUS PROVISIONS

14.1. Where reference is made in this Agreement to a provision of the General Conditions or another Contract Document. the reference refers to that provision as amended or supplemented by other provisions of the Contract Documents.

14.2. Payments due and unpaid under the Contract shall bear interest from the date Payment is due at the rate stated below, or in the absence thereof. at the legal rate prevailing from time to time at the place where the Project is located.

If the Owner fails to make timely payments, The Contractor shall receive interest at the Prime Lending Rate plus three percent (3%) for all days the payments are late. The Prime Rate will be that of the Norwest Bank of Denver as it is published from time to time, at its current rate.

(Usury laws and requirements under the Federal Truth in Lending Act, similar state and local consumer credit laws and other regulations at the Owner's and Contractor's principal laces of business, the location of the Project and elsewhere may affect the validity of this provision. Legal advice should be obtained with respect to deletions or modifications, and also regarding requirements such as written disclosures or waivers.)

14.3.    Other provisions:

See Exhibit B, Add Paragraph 14.3.


                                   ARTICLE 15
                            TERMINATION OR SUSPENSION

15.1. The Contract may be terminated by the Contractor as provided in Article 14 of the General Conditions; however, the amount to be paid to the Contractor under Subparagraph 14.1.2 of the General Conditions shall not exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below, except that the Contractor's Fee shall be calculated as if the Work had been fully completed by the Contractor, including a reasonable estimate of the Cost of the Work for Work not actually completed.

15.2. If a Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause as provided in Article 14 of the General Conditions; however, the amount, if any, to be paid to the Contractor under Subparagraph 14.2.4 of the General Conditions shall not cause the Guaranteed Maximum Price to be exceeded, nor shall it exceed the amount the Contractor would be entitled to receive under Paragraph 15.3 below.

15.3. If no Guaranteed Maximum Price is established in Article 5, the Contract may be terminated by the Owner for cause provided in Article 14 of the General Conditions; however, the Owner shall then pay the Contractor an amount calculated as follows:

15.3.1. Take the Cost of the Work incurred by the Contractor to the date of termination.

15.3.2. Add the Contractor's Fee computed upon the Cost of the Work to the date of termination 21 the rate stated in Paragraph 5.1 or, if the Contractor's Fee is stated as a fixed sum in that Paragraph, an amount which bears the same ratio to that fixed-sum Fee as the Cost of the Work at the time of termination bears to a reasonable estimate of the probable Cost of the Work upon its completion.

15.3.3. Subtract the aggregate of previous payments made by the Owner.

The Owner shall also pay the Contractor fair compensation, either by purchase or rental at the election of the Owner, for any equipment owned by the Contractor which the Owner elects to retain and which is not otherwise included in the Cost of the Work under Subparagraph 15.3. 1. To the extent that the Owner elects to take legal assignment of subcontracts and purchase orders (including rental agreements), the Contractor shall, as a condition of receiving the payments referred to in this Article 15, execute and deliver all such papers and take all such steps, including the legal assignment of such subcontracts and other contractual rights of the Contractor. as the Owner may require for the purpose of fully vesting in the Owner the rights and benefits of the Contractor under such subcontracts or purchase orders.

15.4. The Work may be suspended by the Owner as provided in Article 14 of the General Conditions; in such case the Guaranteed Maximum Price, if any, shall be increased as provided in Subparagraph 14.3.2 of the General Conditions except that the term "cost of performance of the Contract" in that Subparagraph shall be understood to mean the Cost of the Work and the term "profit" shall be understood to mean the Contractor's Fee as described in Paragraphs 5.1 and 6.3 of this Agreement.


                                   ARTICLE 16
                        ENUMERATION OF CONTRACT DOCUMENTS

16.1. The Contract Documents, except for Modifications issued after execution of this Agreement, are enumerated as follows:

16.1.1. The Agreement is this executed Standard Form of Agreement Between Owner and Contractor. AIA Document A111, 198 Edition.

16.1.2. The General Conditions are the General Conditions of the Contract for Construction, AIA Document A201, 198 Edition.

16.1.3. The Supplementary and other Conditions of the Contract are those contained in the Project Manual dated ___________ and are as follows:

Document                             Title                                 Pages

TO BE DETERMINED BY CHANGE ORDER.

16.1.4. The Specifications are those contained in the Project Manual dated as in Paragraph 16.1.3. and are as follows:

(Either list the Specifications here or refer to an exhibit attached to the Agreement.)

Section                               Title                                Pages


TO BE DETERMINED BY CHANGE ORDER.

16.1.5. The Drawings are as follows, and are dated __________ unless a different date is show below:

Number                                Title                                Date

Reference Exhibit A.

16.1.6.  The addenda, if any, are as follows:

Number                                Date                                 Pages

TO BE ADDED BY FUTURE CHANGE ORDER AS NEEDED.

Portions of Addenda relating to bidding requirements are not part of the Contract Documents unless the bidding requirements are also enumerated in this
Article 16.

16.1.7. Other Documents, if any, forming part of the Contract Documents are as follows:

(List here any additional documents which are intended to form part of the Contract Documents. The General Conditions provide that bidding requirements such as advertisement or invitation to bid, instructions to Bidders, same forms and the Contractor's bid are not part of the Contract Documents unless enumerated in this Agreement. They should be listed here only if intended to be part of the contract Documents.)

Exhibit A - Drawing List

Exhibit B - Supplementary Conditions to AIA A111, Standard Form of Agreement
            Between Owner and Contractor

Exhibit C - Supplementary  conditions to the AIA A201 General  Conditions for the Agreement Between Owner and Contractor

Exhibit D - Contractor's Project Schedule

Exhibit E - Contractor's Project Budget

Exhibit F - Contractor's Qualifications to the Drawings and Specifications

Exhibit G - Small Tools Defined

Exhibit H - Contractor's Equipment Rental Rates

Exhibit I - Data for Basis of Weather Assumptions

Exhibit J - Contractor's  Standard  Subcontract  Agreement Form;  Purchase Order
            Form; Interim and Final Lien Waivers.

This Agreement is entered into as of the day and year first written above and is executed in at least three original copies of which one is to be delivered to the Contractor, one to the Architect for use in the administration of the Contract, and the remainder to the Owner.

OWNER-RIVIERA BLACK HAWK, INC.             CONTRACTOR - WEITZ-COHEN
                                           CONSTRUCTION CO.

----------------------------------         -------------------------------------
(Signature)                                (Signature)


William L. Westerman, President            Gary D. Meggison, Vice President


----------------------------------         -------------------------------------
(Printed name and title)                   (Printed name and title)

                                    EXHIBIT A
                                  Drawings List
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 1 of 2

1. Preliminary/schematic architectural drawings prepared by Melick Associates, Denver, Colorado.

     A0.2     General Information                          Dated October 8, 1997
     A1.1     Site/Development Plan                                  "
     A2.1     Parking Level 1 Floor Plan                             "
     A2.2     Parking Level 2 Floor Plan                             "
     A2.3     Parking Level 3 Floor Plan                             "
     A2.4     Casino & Parking Level 4 Floor Plan                    "
     A2.5     Parking Levels 5 & 7 Floor Plan                        "
     A2.6     Upper & Parking Level 6 Floor Plan                     "
     A2.7     Not Used                                               "
     A2.8     Not Used                                               "
     A2.9     Roof Plan                                              "
     A4.1     South Elevations                                       "
     A4.2     North Elevation                                        "
     A4.3     East & West Elevations                                 "
     A5.1     East-West Section                                      "
     A5.2     North-South Section                          Dated October 8, 1997

2.   Preliminary/schematic   structural   drawings  prepared  by  Monroe  Newell
     Consulting Engineers, Denver, Colorado

     Unnumbered    Foundation Plan - Schematic Design             Dated October 13, 1997
     Unnumbered    Foundation Plan & 2nd Level Framing Plan                  "
     Unnumbered    Valet Parking Level Framing Plan                          "
     Unnumbered    Parking Level 3 Framing Plan                              "
     Unnumbered    Casino Framing Plan                            Dated October 13, 1997
     Unnumbered    Casino Level Framing Plan - Steel (Revised)    Dated October 20, 1997
     Unnumbered    Level 4 Framing Plan                           Dated October 13, 1997
     Unnumbered    Upper Framing Plan                                        "
     Unnumbered    Parking Level 6                                           "
     Unnumbered    Upper & Parking Level 6 Framing                Dated October 13, 1997
     Unnumbered    Upper Framing Plans - Steel (Revised)          Rec.'d October 20, 1997
     Unnumbered    Roof Plan                                      Dated October 13, 1997

                                    EXHIBIT A
                                  Drawings List
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 2 of 2

3.   Preliminary/schematic   drawings   prepared  by  Martin/Martin   Consulting
     Engineers, Wheat Ridge, Colorado.

     C1.1     Main Street Site Plan                          Undated - Received October 20, 1997
     C2.1     Main Street Overall Grading Plan                                "
     C2.2     Main Street Grading Plan                                        "
     C2.3     Main Street Grading Plan                                        "
     C3.1     Main Street Overall Utility Plan                                "
     C3.2     Main Suva Utility Plan                                          "
     C3.3     Main Street Utility Plan                                        "
     C4.1     Main Street Plan/Profile                                        "
     C4.2     Main Street Plan/Profile                                        "
     C5.1     Main Street Drainage Plans                                      "
     C5.2     Main Street - Erosion Control Plans            Undated - Received October 20, 1997

4. Soil Mitigation Plan, dated October 1997, prepared by Stewart Environmental Consultants, Inc., Ft. Collins, Colorado.

     Letter describing construction dewatering plan, dated October 22, 1997, prepared by Groundwater Specialists, Boulder, Colorado.

6. Request for Proposal, dated August 19, 1997, prepared by Melick Associates, Denver, Colorado.

7. The budget assumes that the project will be designed and built under the 1991 UBC.

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 1 of 9

These Supplementary Contract Terms modify, change, delete from, or add to those terms set forth in the "Standard Form of Agreement Between Owner and Contractor, AIA Document A111, Tenth Edition, 1987, and shall supersede such Owner/Contractor Agreement to the extent inconsistent or in conflict therewith. Where any Article, Paragraph, Subparagraph or Clause of the Owner/Contractor Agreement is modified or deleted by these Supplementary Contract Terms, the unaltered provisions of that Article, Paragraph, Subparagraph or Clause shall remain in effect:

o    Paragraph 2.2, add the following new paragraph:

     "2.2 The Guaranteed maximum Price may be arrived at on the basis of the Contractor preparing and submitting for the Owners approval certain value engineering items. The Owner acknowledges that the value engineering services provided by the Contractor are advisory in nature and are not professional design services. Should incorporation of any value engineering item into the drawings and specifications materially affect other aspects of the work the Contractor will promptly notify the Owner in writing of the impact and indicate if any adjustment in the Guaranteed Maximum Price or further refinement of the drawings and specifications is anticipated.

     "2.2.1 The Contractor agrees to provide consulting services as listed in this Paragraph 2.2 to further the interests of the Owner by furnishing the Contractor's skill and judgment in cooperation with, and in reliance upon, the services of the Architect. The Contractor agrees to furnish business administration and management services and to perform preconstruction services in an expeditious and economical manner consistent with the interests of the Owner."

     "2.2.2 Provide cost evaluations of alternative materials and systems during the construction period."

     "2.2.3 Review designs during creation of construction drawings. Provide recommendations with respect to minimizing the cost of the work on relative feasibility of construction methods, availability of materials and labor, time requirements for procurement, installation and construction, and factors related to cost including, but not limited to, costs of alternative designs or materials, preliminary budgets and possible economies."

     "2.2.4 Provide for the Architects and the Owner's review and acceptance, and monthly update, a project schedule that coordinates and integrates the Contractor's services, the Architects services and the Owner's responsibilities with the original construction schedule."

     "2.2.5 Prepare a detailed cost breakdown of the Guaranteed Maximum Price based on Design Development Documents prepared by the Architect. Update and refine this cost breakdown periodically as the Architect prepares Construction Documents."

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 2 of 9

     "2.2.6 Review Construction Documents as they are being prepared and recommend alternative solutions whenever design details affect construction feasibility, or the design is likely to exceed the Project budget or schedule. Make recommendations for corrective action"

     "2.2.7 Advise on the method to be used for selecting Subcontractors and awarding Subcontracts. Review the drawings and specifications and make recommendations as required to provide that (1) the Work of Subcontractors is coordinated, (2) the likelihood of jurisdictional disputes has been minimized, and (3) proper coordination has been provided for phased construction."

     "2.2.8 Make recommendations for pre-qualification criteria for Subcontract Bidders and develop Subcontract Bidders' interest in the Project. Establish bidding schedules. Assist the Architect with the receipt of questions from Subcontract Bidders, and with the issuance of Addenda."

     "2.2.9 Assist in obtaining preconstruction building permits, approvals and special permits."

     "2.2.10 If  requested,  assist the Owner in  selecting  and  retaining  the
     professional  services  of  surveyors,   special  consultants  and  testing
     laboratories. Coordinate their services."

o    Paragraph 2.3, add the following new paragraph:

     "The Work is clarified by Exhibit F, Contractor's Qualifications to the Drawings and Specifications."

o    Paragraph 4.2 is deleted and the following substituted:

     "4.2 After the commencement date is fixed in a Notice to Proceed, the Contractor shall prepare and issue within 10 days a construction schedule for the Work. The schedule shall establish the time limits for the Work, to be revised as required by the conditions of the Work and Project. The Contractor shall achieve Substantial Completion of the entire Work not later than (To be Determined by Change Order) calendar days from the actual start of construction, subject to adjustments of this Contract Time as provided in the Contract Documents. The data in Exhibit I, Weather Data, shall be the basis for claims due to adverse weather."

o    Paragraph 5.1 is deleted and the following substituted:

     "5.1 The Owner shall pay the Contractor in current funds for the Contractor's performance of the Contract the Contract Sum consisting of the Cost of the Work as defined in Article 7 and a Lump Sum Fee of $805,610.

     5.1.2 For any changes to the scope of work, a Fee of 3.4% will be charged for the sum of the Cost of the Work plus General Conditions costs chargeable for the revision. Deductive Change Orders will be credited only the Cost of the Work, there shall be no change in Contractor's Fee or General Conditions for deleted items."

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 3 of 9

o Subparagraphs 7.1.1.1, 7.1.1.2, 7.1.1.3 and 7.1.1.4 are deleted and the following substituted:

     "7.1.1.1 Wages plus fringe benefit charges of construction workers directly employed by the Contractor to perform the construction of the Work at the site or at off-site workshops and to make deliveries or pickups for the Project."

     "7.1.1.2 The Contractor's supervisory and administrative personnel at the following charging rates, no matter where stationed, with adjustments for staff as assigned to the project:

         Construction Manager                                 $85.00/hour
         Project Manager                                      $65.00/hour
         Chief Estimator                                      $53.00/hour
         Estimator                                            $41.64/hour
         Project Engineer #1                                  $43.00/hour
         Project Engineer #2                                  $38.00/hour
         Assistant Project Engineer                           $19.84/hour
         Project Superintendent                               $2,200/week
         Assistant Superintendent                             $1,310/week
         Project Accountant                                   $23.00/hour
         Project Secretary/Coordinator                        $23.00/hour
         Jobsite Secretary                                    $15.00/hour
         Safety Director                    Included in Contractor's Fee"

     "7.1.1.3 Labor burden of 39% for FICA taxes, Workers Compensation Insurance and unemployment contributions shall be added to costs in 7.1.1.1. Burden has been included in the charging rates in Subparagraph 7.1.1.2."

o    Subparagraph 7.1.2, is deleted and the following substituted:

     "7.1.2 SUBCONTRACT COSTS

     Payments made by the Contractor to Subcontractors in accordance with the requirements of the subcontracts and the costs of subcontractor bonds required by the Owner or Contractor. For the purposes of this Subparagraph, Subcontractors and subcontracts shall include engineering consultants engaged by the Contractor or Subcontractor."

o Subparagraph 7.1.4.2, is revised by deleting the last sentence and inserting in lieu thereof, the following:

     "Rental charges for equipment owned by the Contractor shall be as indicated in Exhibit H, Contractor's Equipment Rental Rates The cost for providing Small Tools, as defined in Exhibit G, Small Tools Defined, are included in the Contractor's hourly labor rate for any self performed work."

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 4 of 9

o    Subparagraph 7.1.4.4, is deleted and the following substituted:

     "The costs of telegrams, fax, and long-distance calls; postage, delivery and express charges; telephone service at the site; printing and copy charges; petty cash expenses at the site; data processing and computer usage charges at $1.70 per thousand dollars of the Guaranteed Maximum Price; photography; computerized scheduling charges; office furniture, equipment and supplies for the site office; and other similar expenses related to the Work."

o    Subparagraph 7.1.5.1, is deleted and the following substituted:

     "7.1.5.1 That portion directly attributable to this Contract of premiums for insurance and bonds. The Owner and Contractor agree to the following stipulated rates of costs reimbursement: (i) Contractor's commercial general liability insurance at the rate of $6.00 per thousand dollars of the Guaranteed Maximum Price plus the cost of O.C.P. coverage, if required;
     (ii) Contractor's Subguard insurance at the rate of $7.50 per thousand dollars of subcontract sum; and (iii) Contractor's other insurance or payment bond and performance bond, if required, at actual premium cost.

o    Subparagraphs 7.1.6.2, and 7.1.6.3, add the following new subparagraphs:

     "7.1.6.2 Utility fees, including but not limited to water, steam, gas, oil, electricity, snow removal, weather protection, and temporary toilets; protection and altering of public utilities; protection and repairs of existing or adjoining property; rental property for storage of materials and equipment or parking."

     "7.1.6.3 That portion of Contractor's AGC dues based on the Contract Sum of this Project."

o Paragraph 7.2.2, insert "employees, agents, or subcontractors..." in the third sentence after "...Contractor's foreman..." and before "...engineers or superintendents..."

o Paragraph 10.1, delete the last eight words of the second sentence, delete third sentence and add:

     "The Contractor shall review bids and proposed subcontract awards and amendments in excess of $10,000 with the Owner prior to award. Additional subcontracts (below $10,000) will also be reviewed if required by Owner's lenders."

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 5 of 9

o    Paragraph 10.4, add the following new paragraph:

     "10.4 Major categories of trade work commonly subcontracted in the location of the Project shall only be performed by Contractor's own personnel if approved in advance in writing by the Owner. This paragraph shall not prevent the Contractor from performing incidental trade work estimated at less than $10,000 that due to the size or scope of the trade work does not represent an attractive package for competitive subcontract bidding and general conditions work with his own personnel."

o    Paragraph 12.4, is revised by adding the following after the last sentence:

     "The Contractor will present interim lien waivers from subcontractors and major material suppliers as condition for payment. Samples of Interim Lien Waivers, Final Lien Waivers and Contractors standard Purchase Order and Subcontract forms have been included in Exhibit `J'."

o    Subparagraph 12.7.6, add the following new subparagraph:

     "12.7.6 Notwithstanding Paragraphs 12.7.1 and 12.7.2 above, at such times as each portion of the Work as set forth in the schedule of values has been fifty percent (50%) completed to the mutual satisfaction of Owner and Contractor, Owner may cease further retainage from the progress payments with respect to such portion of the Work."

o    Subparagraph 12.7.7, add the following new subparagraph:

     "12.7.7 Upon mutual agreement by Owner and Contractor, payment in full may be made to those subcontractors whose Work is fully completed during the early stages of the Project, or any retained amounts reduced with respect to subcontractors at such times as the parties may mutually agree. Agreement to any such reduction in retained amounts will not constitute a waiver of or otherwise prejudice the Owner's right to subsequently reinstate full retainage, as to that subcontractor, should circumstances justify such action in the Owner's sole judgment."

o    Paragraph 12.7.8, add the following new paragraph:

     "12.7.8 The Contractor's Fee; general conditions costs; insurance charges, bond costs, if any; taxes and costs of permits, fees, testing, inspections and similar items, if paid by the Contractor, shall not be subject to retainage."

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 6 of 9

o    Paragraph 14.3, add the following new paragraphs:

     "14.3.1 Owner and Architect are to be listed as `Additional Insured' for all liability insurance policies purchased by the Contractor. Limits of liability of insurance required to be carried by the Contractor shall be:"

     "14.3.1.1 Workers Compensation: statutory limits, including employer's liability limits $1,000,000 each accident, $1,000,000 disease policy limit, $1,000,000 disease each employee."

     "14.3.1.2 Comprehensive Public Liability including operations, premises, products, completed operations, premises, products, completed operations, independent contractors, contractual, personal injury, and broad form property damage endorsement: limits $2,000,000 bodily injury and property damage combined."

     "14.3.1.3 Automobile Liability: including owned, hired and non-owned, limits $1,000,000 bodily injury and property damage combined."

     "14.3.1.4 Excess Liability Umbrella policy in the amount normally carried by the Contractor, but in any event not less than $16,000,000 to cover all items required to be covered under Subparagraphs 14.3.1.2 and 14.3.1.3."

     "14.3.1.5 Thirty days written cancellation notice stating a firm 30 days' written notice will be furnished to the holder of the certificate."

     "14.3.1.6 XCU coverage (required from Subcontractors who have demolition, excavation, shoring, underpinning, connection with existing utilities or work in or adjacent to any buildings included in the scope of the Work) to provide protection for explosion, collapse and underground damage exposure."

     "14.3.2 The Contractor will obtain for the duration of the construction "builder's risk/all risk" insurance for the Work, with deductibles of $1,000 for each occurrence, $25,000 for losses due to earthquakes or $25,000 for losses due to flood. Any deductible amount paid by the Contractor will be considered a Cost of the Work." The "builder's risk/all risk" policy is to be presented to the Owner for approval."

     "14.3.3 The Owner hereby designates John `Chip' Franzoi as its representative, with authority to approve Modifications and other changes in the Work. Such representative shall be available when needed during working hours at the site of the Work and, in all cases, such representative's signature shall be final and binding on the Owner."

     "14.3.4 Notices required or desired to be made under this Agreement shall, if mailed, be mailed to the party at the address set forth as follows:

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 7 of 9

     Riviera Hotel and Casino               Weitz-Cohen Construction Company
     2901 Las Vegas Boulevard South         899 Logan Street, Suite 600
     Las Vegas, NV 89109                    Denver, CO 80203
     Attention:  John `Chip' Franzoi        Attention:  Gary Meggison
     Vice President Construction            Vice President

     "14.3.5 The Owner and Contractor recognize that, in performing the Work covered by the Contract Documents, property of the Owner and of the Owner's separate contractors, including the Work, may be damaged or destroyed. The loss in such case may or may not be within the coverage or may exceed the limits of liability under any insurance carried by the Owner or others. It is agreed by the parties hereto that notwithstanding anything contained in the Contract Documents to the contrary, the Owner and the Owner's separate contractors assume all risk of loss or damage to their interest in any and all of their property and the use and occupancy thereof and hereby release the Contractor and its agents, employees and Subcontractors ("Released Parties") from all claims on account of loss or damage thereto, except to the extent negligently or willfully caused by such released parties."

     "14.3.6.1 The following scopes of work ("Design/Build Work") include design services to be performed as part of this Agreement:

     a)   Mechanical Systems/HVAC, Plumbing and Temperature Controls

          Design services to be performed by Southland Industries, Inc. will be a Cost of the Work included in the Contract.

     b)   Fire Protection

          Design services to be performed by Frontier Fire Protection, Inc. will be a Cost of the Work included in the Contract.

     c) Electrical Systems/Power, Lighting, Fire Detection and Miscellaneous Systems

          Design services to be performed by Riviera Electric, Inc. will be a Cost of the Work included in the Contract.

     d)   Dewatering system and water treatment facility

          Design services to be performed by IT Corporation, Inc. will be a Cost of the Work included in the Contact.

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 8 of 9

     e)   Earth retention and shoring system

          Design services to be performed by Coggins and Son, Inc. will be a Cost of the Work included in the Contract.

     14.3.6.2 The Design/Build Work subcontracts shall include:

     a) The Subcontractor shall furnish a certificate of insurance to Owner, which evidences the following minimal professional errors and omission (or comparable) coverages:

          Single Occurrence $1,000,000
          Aggregate Limit   $2,000,000

     b) The Subcontractor shall agree to defend, indemnify and hold Owner harmless from and against any design errors or omissions of the Subcontractor and shall grant the Owner the right to pursue such claims directly against the Subcontractor.

     14.3.6.3 The Contractor agrees to administer performance of such Design/Build Work design services, including (i) administration of the Design/Build Work subcontracts in the normal course including payment administration, and (ii) coordination of the Design/Build Work contract documents prepared by its subcontractors, with the design services of the Owner's design professionals, including site, architectural, structural, civil and geotechnical.

     14.3.6.4 Owner and Contractor agree to look solely to the Design/Build Work subcontractors for any design errors or omissions arising out of their Design/Build Work, and hereby release each other (but not the subcontractor) therefrom.

     14.3.7 The parties acknowledge that Owner may obtain financing for all or a portion of the amounts payable under this Contract, and that the lender providing such financing (the "Lender") may seek certain protections to assure its ability to complete the Work and preserve the value of the property upon which the Project is located in the event of a default by Owner. The parties agree to negotiate modifications to this contract in good faith as may be necessary to provide reasonable Lender protection, including but not limited to: a) the assignment of this Contract and subcontracts to Lender and assurances that (contingent upon the continued performance by Lender under such contracts) Contractor and subcontractors will continue to perform the Work following default by Owner and acceptance of the contracts by Lender; b) agreements that Lender or its agents or consultants may inspect the Work at any reasonable time upon the same terms as can the Owner and/or Architect under the Contract Documents; c) providing periodic reports to Lender regarding the percentage completion of the Work, budgetary matters, payments to subcontractors or materialmen and similar items; d) making Lender an additional insured under all policies of insurance maintained by Contractor; or e) reasonable limitations upon the recourse of Contractor or subcontractors against Lender for defaults by Owner under the Contract Documents."

                                    EXHIBIT B
         Supplementary Contract Terms to the AIA Document A111 Agreement
        Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction Co.
         for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 9 of 9

     END OF SUPPLEMENTARY CONTRACT TERMS

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 1 of 5

These Supplementary General Conditions modify, change, delete from or add to the "General Conditions of the Contract For Construction," AIA Document A201, Fourteenth Edition, 1987, and shall supersede the General Conditions to the extent inconsistent or in conflict therewith. Where any Article of the General Conditions is modified, or any Paragraph, Subparagraph or Clause thereof is modified or deleted by these Supplementary General Conditions, the unaltered provisions of that Article, Paragraph, Subparagraph or Clause shall remain in effect:

o Subparagraph 2.4.1, is revised by changing "seven" in lines 3, 6 and 8 to "three":

o    Subparagraph 3.10.3, delete in its entirety.

o Subparagraph 4.2.1, is revised by deleting Item 1, `during construction" and Item 2 `until final payment is due'.

o    Subparagraph 4.5.8, add as a new subparagraph:

     "4.5.8 Procedural Issues. The arbitration shall be held in Denver, Colorado. Each party shall bear its own direct costs, including attorney's fees, but general costs of the arbitration shall be shared by both parties equally; provided, the arbitrator may choose to award the general costs of arbitration against the losing party if the arbitrator determines that the proposed resolution urged by the losing party was not reasonable. Notwithstanding anything in the Contract Documents to the contrary, each party shall be required to submit its proposed resolutions of each Claim to the arbitrator, and the arbitrator shall be required to render a decision adopting in full either one or the other of such proposed resolutions, and no compromises or alternative resolutions shall be allowed or considered by the arbitrator. Each party shall be entitled to full discovery and the process, proceedings, practices and procedures provided for under the Federal Rules of Civil Procedure in effect at the time notice of demand for arbitration is filed. Either party may request the selection of up to 3 arbitrators."

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 2 of 5

o    Subparagraph 4.5.9, add as a new subparagraph:

     "4.5.9 Limitations on Arbitration. Notwithstanding anything in the Contract Documents to the contrary, if the (1) Claims involve a proposed, net aggregate payment or reimbursement in an amount greater than $500,000, or
     (2) the Claims involve an interested person or entity (including the Architect) who has not consented to be joined in the arbitration, then arbitration shall apply only if both parties consent to arbitration. For this purpose an "interested person or entity" means any person or entity if
     (1) in such interested person or entity's absence, complete relief cannot be accorded among those already parties, or (2) the interested person or entity is so situated that the disposition of the Claim without the joinder of such interested person or entity may leave any of those already parties subject to a substantial risk of incurring double, multiple or otherwise inconsistent obligations. If both parties do not consent to arbitration for such Claim as described herein, then all requirements, conditions, and conditions precedent pertaining to arbitration shall be deemed appropriately adjusted to permit either party to pursue such Claims as otherwise permitted by the Contract Documents or by law."

o Subparagraph 5.2.1, change "promptly" to "within 10 days" in lines 7 and 11.

o    Subparagraph 7.3.4, add at the end.

     "Notwithstanding  the foregoing,  if the evidence  required by Subparagraph
     2.2.1 indicates the Owner will not have sufficient funds to make timely payment for the Construction Change Directive, the Contractor shall not be required to proceed with the change in work."

o    Subparagraph 8.2.2, delete the third sentence.

o    Subparagraph 8.3.1, add at the end:

     "Any delay caused by lack of permit or governmental approval, beyond control of Contractor, shall be grounds for a time extension."

o Paragraph 9.3.1, is revised by adding "and Owner after "Architect" in the second line.

o Subparagraph 9.3.1.2, insert "within thirty days" in the second sentence after "...Contractor does not intend to pay..."

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 3 of 5

o    Paragraph 9.3.3, is revised by adding the following sentence:

To the extent that the Owner has paid to Contractor all amounts then due and payable from Owner to Contractor under the Contract Documents, Contractor shall save and keep Owner, Owner's loan proceeds and Owner's property free from all mechanics' liens and materialmen's liens and all other liens and claims, legal or equitable, arising out of the Work performed by Contractor, its employees or subcontractors on all tiers. If Owner has paid to Contractor amounts due on account of work performed or materials provided by a claimant, Contractor shall remove and discharge any lien, or obtain the release of any Notice to Disburser, filed by such claimant within thirty days after the same was filed. Samples of Interim Lien Waivers, Final Lien Waivers and Contractors standard Purchase Order and Subcontract forms have been included in Exhibit `J'."

o    Paragraph  9.6.1,  is  revised by adding  the  following  at the end of the
     Section:

"Notwithstanding the foregoing, if the Contractor is in breach under the Contract Documents on the date on which the Owner receives the Certificate of Payment from the Architect, or if the Owner otherwise disputes any amount shown as due on the Certificate of Payment, the Owner may withhold from the payment certified by the Architect the amount that the Owner reasonably deems necessary to cure the Contractor's breach or the amount otherwise disputed, on the condition that the Owner delivers written notice of the basis for such withholding and pays to the Contractor all undisputed amounts shown as due on the Certificate of Payment within the time provided in the Contract Documents for the payment of progress payments to the Contractor. Except as provided in
Section 14.2.3, any amount so withheld shall promptly be paid over to Contractor upon the cure of the breach or resolution of the dispute. Notwithstanding any provision hereof to the contrary, Owner's withholding of payment to the Contractor pursuant to the terms of this Section shall not be considered the failure of Owner to pay any amounts certified for payment by the Architect or constitute a default by Owner under the terms of this Contract"

o Subparagraph 9.7.1, is revised by changing "seven" in lines 2, 4 and 7 to "three" and change line 6 as follows:

"tified by the Architect or awarded by arbitration, or if the Owner does not promptly furnish evidence as required by Subparagraph 2.2.1, then the Con-."

o Subparagraphs 10.1.2 through 10.1.6, delete in its entirety and substitute the following:

10.1.2 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 4 of 5

10.1.3 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been properly remediated. Unless otherwise required by the Contract Documents, the Owner shall furnish in writing to the Contractor and Architect the names and qualifications of persons or entities who are to perform tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe containment of such material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contractor or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another whom the Contractor and the Architect have no reasonable objection. When the material or substance has been reduced to acceptable limits, as determined by local, state or federal regulations and by Owner's consultant, Work in the affected area shall resume upon written agreement of the Owner and Contractor. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor's reasonable additional costs shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7.

10.1.4 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect's consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Subparagraph 10.1.2 and has not been properly remediated, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) and provided that such damage, loss or expense is not due to the sole negligence of a party seeking indemnity.

10.1.5 The Owner shall not be responsible under Paragraph 10.1.4 for materials and substances brought to the site by the Contractor unless such materials or substances were required by the Contract Documents.

10.1.6 If, without negligence or wilful misconduct on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred. The obligations of the Owner as set forth in this paragraph shall survive the termination of the Contract."

o    Subparagraph 13.2.1, add at the end:

"Notwithstanding the foregoing, nothing contained in the this Section 13.2.1 shall prohibit or restrict Owner from assigning all or part of its interest and/or rights under the Contract for the purpose of obtaining project financing from a bank or other financing source and, accordingly, Contractor's consent shall not be required for same."

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                             Dated: December 29,1997
                                   Page 5 of 5

o    Subparagraph 13.7, delete in its entirety.

o    Subparagraph   14.2.1.1,   is  revised   by   deleting   "persistently   or
     repeatedly..." and replacing with "on more than one occasion...":

o    Subparagraph  14.2.1.3,  is  revised  by  deleting   "persistently..."  and
     replacing with "on more than one occasion

o    Subparagraph 14.3.4, add as a new subparagraph:

"14.3.4 The Owner may, at its option, terminate this Contract in whole or abandon a part of the project by written notice thereof to the Contractor at any time. Upon any such termination, Contractor agrees to waive any claims for damages, including loss of anticipated profits, on account thereof, and as sole right and remedy of Contractor, Owner shall pay Contractor in accordance with
(c) below.

The Provisions of the Contract, which by their nature survive final acceptance of the Work, shall remain in full force and effect after termination to the extent provided in such provisions.

a) Upon receipt of such notice, Contractor shall, unless the notice directs otherwise, immediately discontinue the Work on that date and to the extent specified in the notice; place no further orders or subcontracts for materials, equipment, services, or facilities, except as may be necessary for completion for such portion of the Work as is not discontinued; promptly make every reasonable effort to procure cancellation upon terms satisfactory to Owner of all orders and subcontracts to the extent they relate to the performance of the discontinued portion of the Work and shall thereafter do only such work already in progress and to protect materials, plants and equipment on the Site or in transit thereto.

b) Upon such termination, the obligation of the Contract shall continue as to portions of the Work already performed and as to bona fide obligations assumed by Contractor prior to date of termination.

c) Upon termination, Contractor shall be entitled to be paid the full cost of all Work property done by the Contractor to the date of termination not previously paid for, less sums already received by Contractor on account of the portion of the Work performed. If at the date of such termination Contractor has property prepared or fabricated off the Site any goods for subsequent incorporation in the Work, and if Contractor delivers such goods to the Site or to such other place as the Owner shall reasonably direct, then Contractor shall be paid for such goods or materials. Contractor shall also be paid a prorated portion of the Contractor's Fee based upon percentage completion of the Work as of the date of termination, minus prior payments to Contractor.

END OF SUPPLEMENTARY GENERAL CONDITIONS

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                            Dated: December 29, 1997
                                   Page 1 of 4

These Supplementary General Conditions modify, change, delete from or add to the "General Conditions of the Contract For Construction," AIA Document A201, Fourteenth Edition, 1987, and shall supersede the General Conditions to the extent inconsistent or in conflict therewith. Where any Article of the General Conditions is modified, or any Paragraph, Subparagraph or Clause thereof is modified or deleted by these Supplementary General Conditions, the unaltered provisions of that Article, Paragraph, Subparagraph or Clause shall remain in effect:

o    Subparagraph 2.2.1, add at the end:

"This contract is not binding on the Contractor until evidence of financial arrangements satisfactory to the Contractor is delivered to the Contractor."

o Subparagraph 3.2.1, delete lines 7-15, beginning in line 7 after the term "Contract Documents."

o    Subparagraph 3.10.3, delete in its entirety.

o    Subparagraph 4.5.8, add as a new subparagraph:

"4.5.8 Procedural Issues. The arbitration shall be held in Denver, Colorado. Each party shall bear its own direct costs, including attorney's fees, but general costs of the arbitration shall be shared by both parties equally; provided, the arbitrator may choose to award the general costs of arbitration against. the losing party if the arbitrator determines that the proposed resolution urged by the losing party was not reasonable. Notwithstanding anything in the Contract Documents to the contrary, each party shall be required to submit its proposed resolutions of each Claim to the arbitrator, and the arbitrator shall be required to render a decision adopting in full either one or the other of such proposed resolutions, and no compromises or alternative resolutions shall be allowed or considered by the arbitrator. Each party shall be entitled to full discovery and the process, proceedings, practices and procedures provided for under the Federal Rules of Civil Procedure in effect at the time notice of demand for arbitration is filed. Either party may request the selection of up to 3 arbitrators."

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                            Dated: December 29, 1997
                                   Page 2 of 4

o    Subparagraph 4.5.9, add as a new subparagraph:

"4.5.9 Limitations on Arbitration. Notwithstanding anything in the Contract Documents to the contrary, if the (1) Claims involve a proposed, net aggregate payment or reimbursement in an amount greater than $500,000, or (2) the Claims involve an interested person or entity (including the Architect) who has not consented to be joined in the arbitration, then arbitration shall apply only if both parties consent to arbitration. For this purpose an "interested person or entity" means any person or entity if (1) in such interested person or entity's absence, complete relief cannot be accorded among those already parties, or (2) the interested person or entity is so situated that the disposition of the Claim without the joinder of such interested person or entity may leave any of those already parties subject to a substantial risk of incurring double, multiple or otherwise inconsistent obligations. If both parties do not consent to arbitration for such Claims as described herein, then all requirements, conditions, and conditions precedent pertaining to arbitration shall be deemed appropriately adjusted to permit either party to pursue such Claims as otherwise permitted by the Contract Documents or by law."

o Subparagraph 5.2.1, change "promptly" to "within 10 days" in lines 7 and 11.

o    Subparagraph 7.3.4, add at the end:

"Notwithstanding the foregoing, if the evidence required by Subparagraph 2.2.1 indicates the Owner will not have sufficient funds to make timely payment for the Construction Change Directive, the Contractor shall not be required to proceed with the change in work."

o    Subparagraph 8.2.2, delete the third sentence.

o    Subparagraph 8.3.1, add at the end:

"Any delay caused by lack of permit or governmental approval shall be grounds for a time extension."

o    Subparagraph 9.3.1.2, delete in its entirety.

o Subparagraph 9.7.1, is revised by changing "seven" in lines 2, 4 and 7 to "three" and change line 6 as follows:

"tified by the Architect or awarded by arbitration, or if the Owner does not promptly furnish evidence as required by Subparagraph 2.2.1, then the Con-."

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                            Dated: December 29, 1997
                                   Page 3 of 4

o Subparagraphs 10.1.2 through 10.1.4, delete in its entirety and substitute the following:

10.1.2 If reasonable precautions will be inadequate to prevent foreseeable bodily injury or death to persons resulting from a material or substance, including but not limited to asbestos or polychlorinated biphenyl (PCB), encountered on the site by the Contractor, the Contractor shall, upon recognizing the condition, immediately stop Work in the affected area and report the condition to the Owner and Architect in writing.

10.1.3 The Owner shall obtain the services of a licensed laboratory to verify the presence or absence of the material or substance reported by the Contractor and, in the event such material or substance is found to be present, to verify that it has been rendered harmless. Unless otherwise required by the Contract Documents, the Owner shall furnish into the Contractor and Architect the names and qualifications of persons or entities who are to performing tests verifying the presence or absence of such material or substance or who are to perform the task of removal or safe, containment material or substance. The Contractor and the Architect will promptly reply to the Owner in writing stating whether or not either has reasonable objection to the persons or entities proposed by the Owner. If either the Contract or Architect has an objection to a person or entity proposed by the Owner, the Owner shall propose another whom the Contractor and the Architect have no reasonable objection. When the material or substance has been rendered harmless, Work in the affected area shall resume upon written agreement of the Owner and Contractor. The Contract Time shall be extended appropriately and the Contract Sum shall be increased in the amount of the Contractor's reasonable additional costs of shut-down, delay and start-up, which adjustments shall be accomplished as provided in Article 7.

10.1.4 To the fullest extent permitted by law, the Owner shall indemnify and hold harmless the Contractor, Subcontractors, Architect, Architect's consultants and agents and employees of any of them from and against claims, damages, losses and expenses, including but not limited to attorneys' fees, arising out of or resulting from performance of the Work in the affected area if in fact the material or substance presents the risk of bodily injury or death as described in Subparagraph 10.1.2 and has not been rendered harmless, provided that such claim, damage, loss or expense is attributable to bodily injury, sickness, disease or death, or to injury to or destruction of tangible property (other than the Work itself) and provided that such damage, loss or expense is not due to the sole negligence of a party seeking indemnity.

10.1.5 The Owner shall not be responsible under Paragraph 10.1.4 for materials and substances brought to the site by the Contractor unless such materials or substances were required by the Contract Documents.

10.1.6 If, without negligence on the part of the Contractor, the Contractor is held liable for the cost of remediation of a hazardous material or substance solely by reason of performing Work as required by the Contract Documents, the Owner shall indemnify the Contractor for all cost and expense thereby incurred. The obligations of the Owner as set forth in this paragraph shall survive the termination of the Contract."

                                    EXHIBIT C
      Supplementary Conditions to the AIA Document A201 General Conditions for the Agreement Between Riviera Black Hawk, Inc. and Weitz-Cohen Construction
      Co. for the Riviera Black Hawk Casino project, Black Hawk, Colorado
                            Dated: December 29, 1997
                                   Page 4 of 4

o    Subparagraph 14.1.1, change line 5 as follows:

"of the Work under contract with the Contractor, or for any of the..."

END OF SUPPLEMENTARY GENERAL CONDITIONS

                                  EXHIBIT D
                          Contractor's Project Schedule
         for the Riviera Black Hawk Casino Project, Black Hawk, Colorado
                            Dated: December 29, 1997
                                   Page 1 of 1

To be added by change order. Reference Exhibit "B", Paragraph 4.2 for procedures establishing the commencement date and establishing a construction schedule for the Work.

                                    EXHIBIT E
                          Contractor's Project Schedule
         for the Riviera Black Hawk Casino Project, Black Hawk, Colorado
                            Dated: December 29, 1997
                                   Page 1 of 1


The Contractor's Project Budget of $24,500,000 has been established by the two following documents:

Document E-1

o    Weitz-Cohen   `Schematic  Estimate  Summary',  two  pages  and  Weitz-Cohen
     `Detailed Schematic Estimate', 19 pages, each dated October 28, 1997.

o Weitz-Cohen `Schematic Design Phase: Outline Specifications', 110 pages, dated October 28, 1997

Document E-2

Weitz-Cohen `Value Engineering Options, 8 pages, dated December 29, 1997